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                                                                  Exhibit (d)(2)

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                       PRE-APPROVED INCREASE RIDER (PAIR)

Any undefined terms used in this Rider have the meaning set forth in the policy to which this Rider is attached. This policy is referred to as the Base Policy in this Rider.

1.   BENEFIT PERIOD You may apply for Pre-Approved Increases (as defined in
     Section 2) during the first 20 policy years (other than the first) or before the Policy Anniversary on which the Insured is age 65, whichever is earlier. This period is referred to as the Benefit Period in this Rider.

2. BENEFIT During the Benefit Period, you may apply to increase the Face Amount of the Base Policy without additional proof of insurability if that increase: (a) is recommended by us in accordance with Section 3 below; and
     (b) complies with the Pre-Approved Increase Limitations shown in Section 4 below. These increases are referred to as Pre-Approved Increases in this Rider. Only 1 Pre-Approved Increase may be applied for in any eligible policy year. All other applications to increase the Face Amount of the Base Policy that exceed the Pre-Approved Increase Limitations shown in Section 4 below will require satisfactory evidence of insurability.

3. RECOMMENDATIONS FOR FACE AMOUNT INCREASES At least once every five years and not more frequently than annually, we will conduct a review of your need for a Face Amount Increase based on standards uniformly applied to all policyholders. As a result of this review, we may recommend that you increase the Face Amount of the Base Policy. (That recommendation could exceed the Pre-Approved Increase Limitations shown in Section 4 below.) Any application for a Face Amount Increase that is received based on these recommendations will be treated as a Pre-Approved Increase, subject to the requirements of Section 4 below. As noted above, all other applications to increase the Face Amount of the Base Policy that exceeds the Pre-Approved Increase Limitations shown in Section 4 below will require satisfactory evidence of insurability.

4. PRE-APPROVED INCREASE LIMITATIONS The maximum Pre-Approved Increase that you can apply for during the Benefit Period may not exceed the lesser of:
     50% of the Face Amount of the Base Policy as of the Issue Date of this Rider or $500,000. The maximum Pre-Approved Increase that you can apply for in any eligible policy year may not exceed the lesser of: 10% of the Face Amount of the Base Policy as of the Issue Date of this Rider or $100,000. (These Pre-Approved Increase Limitations are referred to in this Rider as the "Maximum Benefit Period Pre-Approved Increase Limit" and the "Maximum Annual Pre-Approved Increase Limit," respectively. These limits are shown on the Data Page for this Rider.) A Pre-Approved Increase is also subject to a $5,000 minimum.

5. PRE-APPROVED INCREASES To effect a Pre-Approved Increase, you must send us your written application, also signed by the Insured. Any Pre-Approved Increase will take effect on the Monthly Deduction Day on or next following the date we receive the application for the increase.

     The rates used to calculate the Cost of Insurance and Monthly Per Thousand of Face Amount Charge for a Pre-Approved Increase are based on the Insured's issue age and gender as of the Rider Issue Date, the risk class as shown on the Data Page for this Rider, and the Rider duration at the time the Face Amount Increase takes effect.

     If the class of risk for this Rider is the same as that for the Initial Face Amount of the Base Policy, then the monthly rates that apply to the Cost of Insurance for the Pre-Approved Increase will not be greater than the Table of Maximum Rates in the Base Policy. However, if the class of risk for this Rider is different than that of the Initial Face Amount of the Base Policy, then we will furnish you with the applicable Table of Guaranteed Maximum Monthly Cost of Insurance Rates.

     If this Rider is issued at the same time as the Base Policy, then the Rider duration equals the Base Policy duration.

     Any Pre-Approved Increase will increase the Face Amount of the Base Policy and will be subject to that policy's requirements regarding the Life Insurance Benefit, Policy Changes, Premiums, Cash Value and Loans and Payment of Policy Proceeds.

310-660

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                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                       PRE-APPROVED INCREASE RIDER (PAIR)

6. CHARGES There is no additional charge for this Rider. Any Pre-Approved Increase may increase the amounts shown on the "Premium Information" and "Policy Charges" Policy Data Pages of the Base Policy, including without limit the Cost of Insurance charges. We will tell you the amount of the charges when you apply for the increase. The new charges will also be shown on a new Policy Data Page for the Base Policy that we will send to you when the Pre-Approved Increase takes effect.

7. CONTESTABLE PERIOD No new Contestable Period will apply to any Pre-Approved Increases.

8. SUICIDE EXCLUSION No new suicide exclusion period will apply to any Pre-Approved Increases.

9. RIDER'S ISSUE DATE This Rider and the Base Policy have the same Issue Date unless the Rider is added to a policy which is already in effect. When this Rider is added to a policy that is already in effect, we also put in an add-on rider. The add-on rider shows the Rider Issue Date.

10. CASH OR LOAN VALUE This Rider does not have cash value or loan value. However, any Pre-Approved Increase made has Cash Value and Loan Value, as defined under the terms of the Base Policy.

11. CONTRACT This Rider and any benefits that it provides, are made a part of, and incorporated into, the Base Policy.

12. CONFORMITY WITH LAW This Rider is subject to all laws that apply. We reserve the right to make changes to this Rider to ensure that this Rider qualifies as life insurance under federal tax law. You should consult with your personal tax advisor if an increase is taken under the terms of this Rider as there could then be tax implications under your Base Policy.

13. WHEN RIDER ENDS You can cancel this Rider at any time. To do this, you must send your signed notice to us at our Service Office for variable products or any other location that we indicate to you in writing. This Service Office is referred to in the most current prospectus that is on file with the SEC. This Rider will end on the Monthly Deduction Day on or next following the date we receive your request.

     This Rider also ends:

     1.   If the Base Policy ends or is surrendered;

     2.   When the Benefit Period expires;

     3. If the Maximum Benefit Period Pre-Approved Increase Limit as shown on the Data Page for this Rider, has been reached;

     4. If, within three years of our recommendation to increase the Face Amount of the Base Policy, you do not apply for the lesser of: (a) the full amount of that recommended increase or (b) the maximum amount of Pre-Approved Increases that are available to you during that 3-year period; or

     5. If the Base Policy lapses. If the Base Policy lapses and is subsequently reinstated, this Rider will also be reinstated, provided it has not ended as described in (2) through (4) above.

     If this Rider ends, the Benefit under this Rider ends, but the provisions of your Base Policy continue in effect until such time as that Base Policy ends under the terms of the contract.

                                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION


[/s/ Catherine A. Marrion                       [/s/ Theodore A. Mathas
           SECRETARY]                                   PRESIDENT]

310-660

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                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                  PRE-APPROVED INCREASE RIDER (PAIR) DATA PAGE

INSURED         AGE      CLASS OF RISK
-------      ---------   -------------
[JOHN DOE]   [35 MALE]    [NON-SMOKER]

POLICY NUMBER-- [00 000 000]

                          ADDITIONAL RIDER INFORMATION

SECTIONS TWO AND FOUR

MAXIMUM ANNUAL PRE-APPROVED INCREASE LIMIT            $[10,000.00]
MAXIMUM BENEFIT PERIOD PRE-APPROVED INCREASE LIMIT    $[50,000.00]

PAGE 2-PAIR   RIDER DATA   NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

310-660